Exhibit 99.1
PRESS RELEASE

Ormat Technologies Contact:	Investor Relations Contact:
Dita Bronicki	Todd Fromer / Marybeth Csaby
CEO	KCSA Strategic Communications
775-356-9029	212-896-1215/212-896-1236
dbronicki@ormat.com	tfromer@kcsa.com / mcsaby@kcsa.com
Ormat Technologies Announces $42 Million Senior Debt Financing for the Amatitlan Geothermal
Power Plant in Guatemala
Reno, Nevada May 21, 2009 — Ormat Technologies, Inc. (NYSE: ORA) announced today that on May 18, 2009, its wholly-owned subsidiary, Ortitlan Limitada, signed a Note Purchase Agreement with TCW Global Project Fund II, Ltd., an energy and infrastructure investment vehicle managed by TCW Energy and Infrastructure Group (part of TCW Asset Management Company), providing for the issuance of up to $42 million to refinance Ormat’s investment in the 20 MW Amatitlan geothermal power plant located in Amatitlan, Guatemala.
The closing of the sale and purchase of the Note under the Note Purchase Agreement and the payment of the Note purchase price proceeds to Ortitlan Limitada were consummated on May 21, 2009. The Note is scheduled to mature on June 15, 2016.
Ormat initially financed the development and construction of the project, as well as the drilling of wells, from internal funding sources. The power plant currently generates approximately 17MW and is scheduled to reach its design capacity towards the end of the second quarter of 2009, upon the connection of an additional well that was recently drilled.
“We are pleased with the competitive terms of the financing that we have secured for this power plant,” commented Dita Bronicki, Chief Executive Officer of Ormat. “Guatemala in general, and the Amatitlan resource in particular, have potential for additional geothermal energy production. The terms of the financing that we have secured are typical non-recourse project finance, but enable us to proceed with the development of phase II expansion of the project in coordination with TCW once we determine that the resource can support it.”
About Ormat Technologies
Ormat Technologies, Inc. is the only vertically-integrated company primarily engaged in the geothermal and recovered energy power business. The Company designs, develops, owns and operates geothermal and recovered energy-based power plants around the world. Additionally, the Company designs, manufactures and sells geothermal and recovered energy power units and other power-generating equipment, and provides related services. The Company has more than four decades of experience in the development of environmentally-sound power, primarily in geothermal and recovered-energy generation.

Ormat products and systems are covered by 75 U.S. patents. Ormat has built over approximately 1,200 MW of power plants, half for its own account and half as supplies to utilities and other developers. Ormat’s current generating portfolio includes the following geothermal and recovered energy-based power plants: in the United States — Brady, Heber, Mammoth, Ormesa, Puna, Steamboat, OREG 1, OREG 2 and Peetz; in Guatemala — Zunil and Amatitlan; in Kenya — Olkaria; in Nicaragua — Momotombo and in New Zealand — GDL.
Safe Harbor Statement
Information provided in this press release may contain statements relating to current expectations, estimates, forecasts and projections about future events that are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally relate to Ormat’s plans, objectives and expectations for future operations and are based upon its management’s current estimates and projections of future results or trends. Actual future results may differ materially from those projected as a result of certain risks and uncertainties. For a discussion of such risks and uncertainties, see “Risk Factors” as described in Ormat Technologies, Inc.’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 2, 2009
These forward-looking statements are made only as of the date hereof, and we undertake no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.
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